UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

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Duratek, Inc.
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THIS FILING CONSISTS OF A TRANSCRIPT OF THE REGISTRANT’S CONFERENCE CALL WITH ITS EMPLOYEES REGARDING THE PROPOSED MERGER.

All Employee Conference Call

February 7, 2006

12:00 noon (ET)

BOB PRINCE, PRESIDENT AND CEO:

Hello everyone, it is Bob Prince, and I thank all of the employees for joining this call.

I wanted to add a few words to what you saw this morning in the press release that was published this morning and in the email I’ve sent to all employees.  I know that you have been having local meetings with group leaders and other leaders throughout the company to explain what this might mean.

EnergySolutions, which is a newly combined group of companies that brings together a very broad array of technologies and resources that properly disposition radioactive material and operate nuclear facilities, has approached us and we have agreed to be acquired by EnergySolutions.  The merger agreement was signed last night.  EnergySolutions has already brought together the capabilities and the operations of BNG America, EnviroCare of Utah, and Scientech D&D.  With the addition of Duratek, EnergySolutions will become a leading domestic and international supplier that will be better able to respond to the cost pressures on government industry with more and additional innovative solutions.  We expect our customers will see the combination of Duratek and EnergySolutions as very positive because it will expand the range of options and the range of solutions that can be offered to them.  Duratek expects to submit the merger to a shareholder vote for their consideration during the second quarter of 2006 and to close the merger promptly following receipt of stockholder and other regulatory approvals.  Until the transaction closes, Duratek will continue to operate as a publicly traded company, fully independent, fully independent, of EnergySolutions.  This is big news, it is exciting news, for the customers and for the employees of Duratek and EnergySolutions.

It also represents a big change and I am sure that you all have a lot of questions and perhaps some concerns about what does it mean to you.  Well, we have printed up a list of frequently asked questions and tried to have them available everywhere.  As more questions arise, please submit them back to us and we will provide all of the answers that we can.  Since we just signed the merger agreement last night, there are still a lot of things that are not figured out yet.  Some of your questions won’t be able to be answered just because we don’t know the answers. But as we know, I promise, that we will get the answers to you.

Let me go over just a few of them.

Who will lead the new combined company after the transaction closes?

The answer is Steve Creamer, he is an owner and the CEO of EnergySolutions.  After all, it is their money.

What plans are there for integrating Duratek with EnergySolutions?

We will continue to operate independently until the deal closes.  During this time, we will conduct our business as usual.  The authority and the responsibility that you had yesterday, and the responsibility for customer contact and customer contracts is exactly identical to that which you have today and will continue to have through closing of this transaction.

Transition related discussions are expected to occur.  However, to ensure a smooth transition for everyone’s own good and for our customers as well.

Question:  What will Bob Prince’s role be in the new organization?

Answer:  Proud Father.  Bob will continue as CEO of Duratek, until the closing.  Bob, that’s me.  Following closing, we anticipate that I’ll have a continuing role with the company as yet undefined.

Why is Duratek selling?

Board of Directors of Duratek determined that EnergySolutions’ offer is in the best interest of our shareholders and in addition, is advantageous to our customers and our employees.  It will ensure that Duratek’s strategic plan is implemented faster and in a manner that lets us serve our customers more effectively and efficiently.

Why is this transaction good for you, Duratek’s employees?

The shorter answer is, growth is good.  Duratek will become part of a larger, more diverse company that can serve customers more effectively and economically, can compete more effectively for additional opportunities, and can provide more advancement opportunities for the employees than could Duratek as a standalone entity.

Change is good, growth is good.  This will provide us both.

What about the contracts I am working on?

This goes back to what I have mentioned before.  What is going to happen to them?

First of all, this is a purchase of stock, so the entity, Duratek, Inc., with which are Duratek Services or Duratek Federal Services that the contracts are with, all of those contracts are still valid.  Duratek honors all of our current commitments and will honor them in the future.  And again, we will continue to perform for our customers, coming through every time, on schedule, and on budget, and we will go out and win more work in the period between now and closing than we have ever won in a comparable period.

So what I am asking you, as the employees, is to stay focused, take care of our customers, take care of your fellow employees and continue to provide an excellent reputation that we have earned together.  We will honor all contract commitments.  Continuing to perform for our customers and partners is essential.

Right now, I would like to introduce Steve Creamer, the CEO of EnergySolutions.  A lot of you have met him, I have gotten to know him.  First, even before they bought Envirocare, Steve and I got together and became friends, I really admire what he has done and I think they have a great strategic plan and I’d like for Steve to talk to you for just a few minutes.

STEVE CREAMER, PRESIDENT AND CEO OF ENERGYSOLUTIONS:

Thank you Bob.  Good morning or afternoon, it is just about one of the other, right on top.

It is a pleasure to meet with you today and tell you a little bit about what our plans are and about the future, when we are able to get through the rest of the process, if we are able to, when we are able to do that.

A little bit about Bob.  Bob has been a mentor.  I mean I had only been in this industry for a year and a week and so he’s taught me a lot.  I’ve learned a tremendous amount from him as I am sure each of you here have.  He’s built a company from, he says a desk, but he’s built the company from his heart from being one person up to an incredible organization with, I’ve met a tremendous number of the Duratek people over the last year and to a group of people who really have tremendous talents and tremendous respect within the industry and one of the true brain trusts of our industry and so I am excited to be here and to tell Bob, my close friend, and to congratulate him on, it’s a little scary to step in here because Bob has big shoes to follow and I appreciate that very much.

When I bought EnviroCare a year ago, we knew what we wanted to try to do was build a leading nuclear services company that was American, all but here in the United States.  After meeting Bob and after learning a little bit about Duratek, I knew that Duratek had to be a very key piece of that.  The people, the knowledge, the technologies, the position you have in the market place are just second to none and if we were going to do what my vision was a year ago, or 15 months ago when I first started looking at this industry, I knew that Duratek had to be a major portion of it.

When the transaction closes, EnergySolutions will include the people, the experience, and the resources of Duratek, BNG America, Scientech, and of course, EnviroCare.  We changed the name last Wednesday, so we now operate under the name of EnergySolutions.  We did that.  I would have liked to have changed the name, quite honestly, a year and a week ago, but the fact of the matter is, is that all people have said until we have proved ourselves and actually changed the company and set new values similar to what Duratek has and what Duratek has led in the industry and the values, was just old sheep in new clothing and we didn’t want to have that said about us so as we move this forward and we develop, I think, a better reputation in the last year than perhaps we have in the past, I think the joining of these companies together is very, very important and a great thing when we get it done.

Let’s see if I can remember what I am supposed to say.  I get talking and...We’re looking forward, everyone in EnergySolutions, to being able to build the company together with Duratek.  Once again, it is very, very important, we’re going to continue to run our business, it is critically as important that you run your business.  I’ll give Bob’s speech for him again.  I mean, we are not joined together until we receive all of the reviews from the government so we should all approach business.  I’ve had a very strict call with our people this morning and gave very strict instructions that they are EnergySolutions employees and we are to continue to work together with Duratek on the projects we are working with and it is absolute business as usual and that is the way that we plan to proceed, so that we work through the regulatory process in the proper manner.

Thanks again for the opportunity and I’ll give it back to Bob and again, express my appreciation to a very good friend.

BOB PRINCE:

Thank you all very much.  And thanks Steve for taking the time to come here.  And I’m looking forward to the future, change is a great thing.  Taking care of customers is a great thing.

Today we stand for six values. We are going to stand for the same ones tomorrow.

Safety and Regulatory Compliance – never let up…

People – it’s all about the people…

Integrity – that’s the only way, no matter what…

Quality – we are going to do a better job for our customers tomorrow than we even knew how to do yesterday …

Innovation – our ideas from last year just aren’t good enough for next year.  We can come up with better ones and we can come up with them faster…

And last,

Excellence in Customer Care – because without customers, there is no opportunity for any of this.

So, thank you very much and this tape will be posted at a call in number that we will send out by email.  So if you weren’t able to listen to it, please go ahead and dial in, it will be up there for at least the next week.  Thank you all very much.

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Important Additional Information and Where to Find It

Duratek will file with the Securities and Exchange Commission a proxy statement and other documents regarding the proposed business combination referred to in the foregoing information.  Investors and security holders are urged to read the proxy statement when it becomes available because it will contain important information.  A definitive proxy statement will be sent to Duratek’s stockholders seeking their approval of the transaction.  Investors and security holders may obtain a free copy of the proxy statement and other documents filed by Duratek with the Commission at the Commission’s website at www.sec.gov, or by directing a request to: Diane Brown, Corporate Secretary, Duratek Inc., 10100 Old Columbia Road, Columbia, Maryland 21046.

Duratek and its directors and executive officers may be considered participants in the solicitation of proxies from Duratek’s stockholders in connection with the proposed transaction.  Information about the directors and executive officers of Duratek and their ownership of Duratek stock is set forth in the proxy statement for Duratek’s 2005 annual meeting of stockholders.  Investors may obtain additional information regarding the interests of such participants by reading the proxy statement when it becomes available.